Exhibit 99.1

Biocept Reports 2016 First Quarter Financial Results

Billable sample volume increases 280% year-over-year and marks the fourth consecutive quarter of double-digit sequential growth

Conference call begins at 4:30 p.m. Eastern time today

SAN DIEGO (May 12, 2016) -- Biocept, Inc. (NASDAQ:BIOC), a molecular diagnostics company commercializing and developing blood-based liquid biopsies to improve the diagnosis and treatment of cancer, reports financial results for the quarter ended March 31, 2016, and provides an update on business progress.

“We are reporting a record 810 billable samples for the first quarter of 2016 and substantial progress on each of the priorities we set forth earlier this year to drive continued growth in commercial volume,” said Michael W. Nall, President and CEO of Biocept.  “We increased our commercial offering by launching our androgen receptor test early this year, which marked our expansion into prostate cancer while growing our test menu for breast cancer.  In addition, we achieved a major milestone with the formation of a Clinical Advisory Board comprised of world-renowned oncologists who understand firsthand the needs of our target physician customers and can help guide us in driving test adoption.

“We are taking steps to build additional clinical validation for our tests with studies such as one with MedStar Georgetown University Hospital to evaluate resistance biomarkers for lung cancer.  We also are collaborating with a biopharmaceutical company to detect biomarkers in cerebrospinal fluid.  Our ability to expand the detection of biomarkers beyond blood is a testament to the high sensitivity of our proprietary technology.”

“To improve reimbursement of our testing and the timeliness of payments, we expanded our provider network by securing additional agreements,” Mr. Nall explained.  “In addition, in order to fund our continued growth we raised net proceeds of approximately $4.4 million in a public offering.

First Quarter Financial Results

We accessioned 810 billable samples in the first quarter of 2016, a nearly three-fold increase from the 289 billable samples accessioned during the first quarter of 2015.  Total samples reached 902 during the first quarter of 2016, up from 341 total samples for the first quarter of 2015.

Revenues for the first quarter of 2016 increased 47% to $221,000 from $150,000 for the first quarter of 2015.  This growth included increases of $52,000 in commercial test revenues and $19,000 in development services test revenues.  Revenues from commercial samples are recognized as payment is collected, which can extend beyond the end of the quarter in which the samples were accessioned.  During the quarter we refined our billing processes, which led to a delay in billing cases received during the first quarter of 2016.  These cases were billed late in the first quarter or will be billed in the second quarter of 2016 and we expect to receive collections from these cases in future quarters.

Cost of revenues of $1.5 million for the first quarter of 2016 compares with $1.1 million for the first quarter of 2015, with the increase primarily attributable to higher commercial assay volume.

Research and development expenses for the first quarter of 2016 were $0.7 million, an increase of 12% from the first quarter of 2015.  The increase was due primarily to higher headcount.

General and administrative expenses for the first quarter of 2016 increased to $1.5 million from $1.3 million for the same period in 2015.  The increase was due primarily to higher service provider costs primarily attributable to expanded commercial activities, as well an increase in allocated facility costs.

Sales and marketing expenses for the first quarter of 2016 increased to $1.3 million from $0.7 million for the first quarter of 2015, with the increase due mainly to higher personnel-related expenses resulting from the expansion of our commercial organization. During the first quarter of 2016 we had an average of 15 employees in sales and marketing, compared with 11 employees during the first quarter of 2015.

Net loss for the first quarter of 2016 was $4.9 million, or $0.25 per share, based on 19.7 million weighted-average shares outstanding. This compares with a net loss for the first quarter of 2015 of $3.8 million, or $0.37 per share, based on 10.4 million weighted-average shares outstanding. The increase in net loss was primarily due to higher expenses associated with the overall growth of the business and the expansion of the sales and marketing organization.

We reported cash and cash equivalents of $4.6 million as of March 31, 2016, compared with $8.8 million as of December 31, 2015.  During the three months ended March 31, 2016, we received proceeds of $0.4 million under the Aspire agreement.  On May 4, 2016, we received net proceeds of $4.4 million from a public offering of common stock and warrants.

Conference Call and Webcast

Biocept will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions.  The conference call can be accessed by dialing (855) 656-0927 for domestic callers, (855) 669-9657 for Canadian callers or (412) 902-4109 for other international callers. A live webcast of the conference call will be available on the investor relations page of the company’s website at http://ir.biocept.com/events.cfm. The webcast will be available for 90 days.

A replay of the call will be available for 48 hours following the conclusion of the call by dialing (877) 344-7529 for domestic callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for other international callers. Please use event passcode 10085489.

About Biocept

Biocept, Inc. is a molecular diagnostics company with commercial tests targeting lung, breast, gastric, colorectal and prostate cancers and melanoma.  The company uses its proprietary liquid biopsy technology to provide physicians with more precise information for treating and monitoring patients with cancer.  The company’s patented Target Selector™ liquid biopsy technology platform captures and analyzes circulating tumor DNA in both circulating tumor cells (CTCs) and in plasma (ctDNA).  After thousands of tests, the platform has proven to be effective in identifying cancer mutations.   For additional information, please visit www.biocept.com.

Forward-Looking Statements Disclaimer Statement

This news release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to be correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend" or "project," or the negative of these words or other variations on these words or comparable terminology. To the extent that statements in this news release are not strictly historical, including, without limitation, statements as to our ability improve the diagnosis and treatment of cancer, our ability to drive test volume and adoption, our ability to build additional clinical validation of our tests, our ability to expand the detection of biomarkers beyond blood, our ability to improve reimbursement of our testing and the timeliness of payments, and our ability to build on our commercial leadership position in the liquid biopsy field, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our Securities and Exchange Commission (SEC) filings. The effects of such risks and uncertainties could cause actual results to differ materially from the forward-looking statements contained in this news release. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law. Readers are advised to review our filings with the SEC at www.sec.gov.

Investor Contact	Media Contact
LHA	Trevelino/Keller
Jody Cain	Colleen Murphy
Jcain@lhai.com	cmurphy@trevelinokeller.com
310-691-7100	404-214-0722, Ext. 109

Biocept, Inc.

CONDENSED BALANCE SHEETS

	December 31,	March 31,
	2015	2016
		(unaudited)
ASSETS
Cash and cash equivalents	$8,821,329	$4,572,750
Accounts receivable	34,200	43,421
Inventories, net	349,271	366,957
Prepaid expenses and other current assets	435,938	877,903
TOTAL CURRENT ASSETS	9,640,738	5,861,031
FIXED ASSETS, NET	946,180	919,799
TOTAL ASSETS	$10,586,918	$6,780,830
LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)
CURRENT LIABILITIES	$3,340,788	$4,137,689
NON-CURRENT LIABILITIES, NET	3,553,395	3,132,372
TOTAL LIABILITIES	6,894,183	7,270,061
SHAREHOLDERS’ EQUITY/(DEFICIT)	3,692,735	(489,231)
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY/(DEFICIT)	$10,586,918	$6,780,830

Biocept, Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended March 31,
	2015 (unaudited)	2016 (unaudited)
REVENUES	$150,002	$221,369
COSTS AND EXPENSES
Cost of revenues	1,147,682	1,474,790
Research and development	651,420	728,076
General and administrative	1,292,049	1,487,224
Sales and marketing	709,456	1,304,899
Total costs and expenses	3,800,607	4,994,989
LOSS FROM OPERATIONS	(3,650,605)	(4,773,620)
INTEREST AND OTHER INCOME/(EXPENSE), NET	(149,199)	(100,028)
LOSS BEFORE INCOME TAXES	(3,799,804)	(4,873,648)
INCOME TAXES	(924)	(1,550)
NET LOSS & COMPREHENSIVE LOSS	$(3,800,728)	$(4,875,198)
NET LOSS PER SHARE
- Basic	$(0.37)	$(0.25)
- Diluted	$(0.37)	$(0.25)
WEIGHTED AVG NUMBER OF SHARES OUTSTANDING
- Basic	10,372,667	19,700,975
- Diluted	10,372,667	19,700,975

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